Press Release
www.shire.com

Dublin, Ireland – October 25, 2012 – The Board of Directors of Shire (LSE: SHP, NASDAQ: SHPG), announces the retirement in 2013 of Chief Executive Angus Russell after 13 years with the Company and 32 years in the pharmaceutical industry.

Flemming Ornskov MD, MBA, MPH will join the Shire Board as Chief Executive Designate on January 2, 2013 following completion of his notice period with his current employer.

There will then be a handover period of several months to ensure a smooth transition before Flemming becomes CEO on April 30, 2013; the date of the Shire Annual General Meeting.   As Chief Executive Designate, Flemming will spend time with all three Shire businesses and will have a special focus initially on the Specialty Pharmaceuticals business.  He will be based at Shire’s offices outside Philadelphia, USA, during this period.

Flemming joins from Bayer where, as Chief Marketing Officer and Global Head, Strategic Marketing for General and Specialty Medicine he oversees the full pharmaceutical product portfolio, with sales in excess of 10 billion Euros from global marketing units in Europe, China and the US.

Flemming Ornskov said:

“Shire stands out in the industry. I’m motivated and inspired by the Company’s vision and excited to bring the combination of my medical, multi-national and entrepreneurial business background to lead Shire to the next phase of its development.”

Shire Chairman Matthew Emmens said:

“Flemming is highly qualified for this role and brings diverse and deep expertise to Shire.  His pharmaceutical experience spans start-ups, equity and venture capital as well as mature global multi-nationals, in marketing roles and increasingly senior leadership positions.  He’s lived and worked in both Europe and the United States and had responsibility for businesses across Asia.  As an MD with most of his training in pediatrics, he brings important insight and understanding of patients needs.  This unique combination of skills and experience will bring an innovative outlook to Shire and help steer the Company toward continued growth.”

“The Board would like to thank Angus for his excellent leadership and impressive contributions over many years during which time Shire has grown to become an industry leading global company. Shire has a distinctive business model and is financially strong and has consistently executed on its growth strategy. Angus led the Company through a period of extraordinary growth and was instrumental in establishing a winning strategy and a powerful and compelling culture. We wish him and his family well in his retirement”

Angus Russell said:

“I’ve enjoyed every day of my time at Shire. I’m very pleased to have been a part of the growth story of this excellent company and to be leaving it in such great shape for further success.  I’m delighted to hand the leadership over to such a talented and visionary individual.  I’ll continue to watch the progress of this outstanding organisation in the years ahead.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Further background on Flemming Ornskov

2010- present:   Bayer Chief Marketing Officer and Global Head, Strategic Marketing for General & Specialty Medicine (Berlin, Germany).

2008-10:  Global President, Pharmaceuticals and OTC Bausch & Lomb Inc (Rochester US).

2006-8:  Lifecycle Pharma A/S (Denmark) Chairman of the Board of Directors and stepped in as CEO to take the company through an IPO.

2005-6:  President and CEO of Ikaria Inc a privately owned biotech company in Seattle, USA, a majority stake of which was sold to a private equity firm. The company was then merged with Ino Therapeutics Inc.

Earlier in his pharmaceutical career he had roles of increasing responsibility at Merck & Co Inc and Novartis (where he first headed the US Cardiovascular and later the Global Ophthalmic Franchises and was a member of the Pharmaceutical Executive Committee), following a distinguished period in hospital and academic medicine.

Flemming qualified as a Doctor of Medicine at the University of Copenhagen Medical School and gained an MPH at Harvard University School of Public Health, Boston.  His early medical and academic career included roles in internal medicine, emergency medicine and pediatrics, as well as clinical decision sciences at medical schools and hospitals in Denmark and France.

He gained an MBA from the INSEAD business school in Fontainebleau, France.

He currently serves as non executive Chairman of the Board of Directors for biotechnology companies Santaris Pharma A/S and Evotec AG and is on the Board of Directors for PCI Biotech Holding ASA.

Fluent in four languages (Danish, English, French and German), Flemming is married with four children.

The search process

Shire began its search for a new President for its Specialty Pharmaceuticals business in April and in conducting this, sought a candidate who would, in due course, be a potential successor for the CEO.  A thorough process was led by Chairman Matthew Emmens and the Shire Nomination Committee.  Support was provided by an external search firm.

There is no further information that is required to be disclosed under 9.6.13R of the UK Listing Rules.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.